Exhibit 10.1
ASSIGNMENT AGREEMENT
     This Assignment Agreement is entered into as of the 30th day of December 2008, by and among 3226509 Nova Scotia Company, a Nova Scotia, Canada, unlimited liability company (“Buyer”), ARAM Systems Ltd., an Alberta, Canada, corporation (“ARAM”), Canadian Seismic Rentals Inc., an Alberta, Canada, corporation (“CSRI”), Maison Mazel Ltd. (formerly known as 1236929 Alberta Ltd. (an Alberta, Canada, corporation (“Payee”), and ION Geophysical Corporation, a Delaware, U.S.A., corporation (“ION”). Buyer, ARAM, CSRI, Payee and ION are sometimes collectively referred to in this Assignment Agreement as the “Parties”.
RECITALS:
     A. Pursuant to that certain Amended and Restated Share Purchase Agreement dated as of September 17, 2008 (the “Purchase Agreement”), by and among ION, ARAM, CSRI, Payee and the other “Sellers” (as that term is defined in the Purchase Agreement), ION agreed to purchase from the Sellers certain issued and outstanding shares of ARAM and CSRI;
     B. Pursuant to that certain Assignment and Assumption Agreement dated as of September 17, 2008 (the “Assignment and Assumption Agreement”) by and between ION and Buyer, ION assigned all of its rights and delegated all of its obligations under the Purchase Agreement to Buyer, but remained liable to Payee and the other Sellers for all of the delegated obligations;
     C. Pursuant to the Purchase Agreement and the Assignment and Assumption Agreement, on September 18, 2008, Buyer purchased from the Sellers such issued and outstanding shares of ARAM and CSRI and issued to Payee a Subordinated Promissory Note, guaranteed by ION, bearing the same date in the original principal amount of US$10,000,000.00 (the “Note”) as partial payment of the Aggregate Purchase Price (as that term is defined in the Purchase Agreement);
     D. Buyer, ION, ARAM and CSRI, on their own behalf and on behalf of their Subsidiaries, now desire to assign to Payee all of their and their Subsidiaries’ right, title and interest in and to the “Income Tax Receivables” (as that term is defined in the Purchase Agreement) as of the “Closing Date” under the Purchase Agreement, in exchange for Payee’s cancellation and surrender of the Note, all pursuant to and in accordance with the terms and conditions of this Assignment Agreement; and
     E. Pursuant to Section 1.5(e)(vii) of the Purchase Agreement, Buyer, ION, ARAM and CSRI have confirmed to the Payee, on their own behalf and on behalf of their Subsidiaries that all applicable filings have been made with the appropriate Governmental Authorities and that the aggregate amount that will be shown on a combined balance sheet of the Acquired Entities and Subsidiaries as “income tax receivables” attributable to the payment of certain bonuses to certain employees thereof pursuant to the Pre-Closing Transactions (as that term is defined in the Purchase Agreement) as of the Closing Date under the Purchase Agreement, shall be CAD$10,977,907;

     NOW THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
     1. Defined Terms. Capitalized terms used herein but not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.
     2. Assignment. In consideration of the Payee’s acceptance of the Income Tax Receivables in full satisfaction and payment of the Note and Payee’s releasing ION from its obligations under the Additional Guaranty executed by ION in favor of Payee, ION, Buyer, ARAM and CSRI each on its own behalf and on behalf of their respective Subsidiaries (each, an “Assigning Party” and together, the “Assigning Parties”) do hereby grant, assign, bargain, convey, transfer and deliver to Payee, all of each such Assigning Party’s right, title and interest in and to the Income Tax Receivables, and Payee does hereby accept the assignment of such Income Tax Receivables pursuant to and subject to the terms and conditions hereof.
     3. Cancellation of Note and Additional Guaranty. The assignment of the Income Tax Receivables pursuant to the terms and conditions of this Assignment Agreement shall be deemed to be the payment in full of the aggregate amount of indebtedness under the Note, and the indebtedness and all of the liabilities and obligations of Buyer under such Note be and they hereby are extinguished, discharged, satisfied, terminated and released for all purposes, and Payee shall mark the Note “Cancelled” and surrender the originally executed Note to ION on behalf of Buyer. In addition, the assignment of the Income Tax Receivables pursuant to the terms and conditions of this Assignment Agreement shall be deemed to be the satisfaction in full of all liabilities and obligations of ION under the terms of the Additional Guaranty, and such liabilities and obligations of ION under such Additional Guaranty be and they hereby are extinguished, discharged, satisfied, terminated and released for all purposes.
     4. Collection and Payment Over of Income Tax Receivables
          (a) As soon as reasonably practicable, and in any event within fifteen (15) Business Days of the date of this Assignment Agreement, the Assigning Parties shall establish and thereafter maintain a trust account (with the signature of the Payee being required for any withdrawal) with a financial institution acceptable to the Payee and located in Calgary, Alberta (the “Trust Account”) and shall deliver to the Payee written notice that the Trust Account has been established and providing the details of the Trust Account.
          (b) All amounts with respect to the Income Tax Receivables that are paid or credited by any Governmental Authority to any of the Assigning Parties shall be received and held by such Assigning Party in trust for the Payee and shall not be commingled with monies of any of the Assigning Parties and shall be immediately deposited into the Trust Account. Each Assigning Party that receives any amount with respect to the Income Tax Receivable shall immediately advise the Payee of the receipt and amount thereof and confirm that such amount has been deposited in the Trust Account.
          (c) As soon as reasonably practicable, and in any event not later than five (5) Business Days after the date of any Assigning Party’s receipt of any amount with respect to the

Income Tax Receivables, the Assigning Parties (along with Payee’s signing any instructions necessary to authorize the withdrawal in accordance with Section 4(a) above), shall pay or cause to be paid to Payee, in Canadian dollars by wire transfer as instructed by Payee, the full amount received without any setoff or deduction.
     5. Representations and Warranties and Covenant.
          (a) The Assigning Parties represent and warrant to the Payee that the statements contained in this Section 5(a) are correct and complete:
               (i) Each of the Assigning Parties has the corporate power and authority to execute and deliver this Assignment Agreement and to perform its obligations under this Assignment Agreement. Each of the Assigning Parties has taken all action necessary to authorize the execution and delivery of this Assignment Agreement and the performance of such Assigning Party’s obligations hereunder.
               (ii) This Assignment Agreement has been duly authorized, executed and delivered by, and is Enforceable against, each of the Assigning Parties.
               (iii) The execution and delivery of this Assignment Agreement and the performance by Buyer of its obligations hereunder will not (a) Breach any Law or Order to which Buyer is subject or any provision of its Organizational Documents; (b) Breach any Contract, Order or Permit to which Buyer is a party or by which it is bound or to which any of its assets is subject; or (c) require any Consent.
               (iv) The Assigning Parties have the right to assign the Income Tax Receivables to Payee, and upon such assignment in accordance with the terms of this Assignment Agreement, Payee will receive such Income Tax Receivables free and clear of any security interest or claim of any Person (other than that of Payee hereunder).
          (b) Buyer, ARAM and CSRI represent and warrant to the Payee that they have filed or will file any and all claims for refund, payment or credit with the appropriate Governmental Authorities with respect to the Income Tax Receivable in the amount of CAD$10,977,907, and to their Knowledge, such amount is collectible and recoverable in full by the Assigning Parties without any setoff or deduction by any Governmental Authority.
          (c) None of Buyer, ARAM or CSRI will take any action or omit to take any action or permit any action to be taken by any of its Subsidiaries that would permit any Governmental Authority to deduct or setoff any amounts from or against the Income Tax Receivables, except any action or inaction that is required by any Law or Order.
     6. Indemnity. The Assigning Parties, jointly and severally, will defend, indemnify and hold the Payee harmless from and against, and shall pay any, and all Damages, directly or indirectly, resulting from, relating to, arising out of or attributable to any Breach of any representation or warranty made by them in Section 5(a). Buyer, ARAM and CSRI, jointly and severally, will defend, indemnify and hold the Payee harmless from and against, and shall pay any, and all Damages, directly or indirectly, resulting from, relating to, arising out of or attributable to any Breach of any representation or warranty made by them, or any of them, in Section 5(b) or of any covenant made by them, or any of them, in Section 5(c).
     7. Further Assurances. The Assigning Parties will execute and deliver to Payee any and all such other and additional documents or instruments of transfer, conveyance and assignment as may be reasonably required for the better transferring, conveying and assigning to Payee of the Income Tax Receivables and the related rights and claims with respect thereto. In addition, Payee shall execute and deliver to the Assigning Parties any and all such other and additional documents or instruments in order to evidence payment, satisfaction and cancellation of the Note and the indebtedness evidenced thereby and the Additional Guaranty and ION’s liabilities and obligations with respect thereto. Payee shall cooperate (and cause the other Sellers to cooperate) in assisting Buyer, the Assigning Parties and their respective Subsidiaries to seek and obtain any such refunds, payments or other realizations with respect to the Income Tax Receivables. Buyer, acting in good faith, agrees to pursue administrative or judicial claims and undertakes to bring actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, judgments, orders, injunctions, decrees or rulings that Buyer or the Assigning Parties may deem, in their sole reasonable discretion, to bring or undertake in order to realize or recover amounts with respect to the Income Tax Receivables from the appropriate Governmental Authorities; in any such undertakings, Buyer shall exercise such of the rights and powers and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
     8. Purchase Agreement Provisions. The Assigning Parties acknowledge that the amount of the Income Tax Receivables, after conversion into United States dollars at the time received by the Payee pursuant to Section 4(c) above, may be less than the sum, in United States dollars, of (i) the principal of and accrued interest on the Note through the date of this Assignment Agreement and (ii) the amount of accrued interest that would have accrued on the principal amount of the Note from the date of this Assignment Agreement through the date of the payment referred to in Section 4(c) above if the Note had not been cancelled in accordance herewith (such sum being, the “Note Amount”) and that the full amount of the Income Tax Receivables may not be received by the Payee (such difference between the amount of the Income Tax Receivables actually received by the Payee and the Note Amount being the “Income Tax Receivables Deficit”). In consideration of the Payee accepting an assignment of the Income Tax Receivables in full satisfaction and payment of the Note, the Assigning Parties agree that the Aggregate Purchase Price will be increased by the amount of any Income Tax Receivables Deficit (the “Income Tax Receivables Adjustment”). Accordingly, (i) in addition to the adjustments provided for in Section 1.5(b) and Sections 1.5(f) to 1.5(l), inclusive, of the Purchase Agreement, the Aggregate Purchase Price will be subject to an adjustment in favour of the Sellers by the amount of any Income Tax Receivables Adjustment, (ii) the amount of any such Income Tax Receivables Adjustment shall be shown in the Closing Statement as an amount in favor of the Sellers and shall be paid by Buyer, dollar-for-dollar, to the Sellers and (iii) for greater certainty, the adjustment provided for in Section 1.5(l) of the Purchase Agreement shall be made as if the Income Tax Receivables refunded and paid by the appropriate Governmental Authorities were refunded and paid to the Buyer, the Acquired Entities or their Subsidiaries, and had not been assigned to the Payee under this Assignment Agreement. The Parties agree that an example of how such calculations and adjustments shall be made is shown in Exhibit A, which is attached hereto. The Parties are entering into that certain Release Agreement bearing even date herewith by and among the Parties and the other “Sellers” party to the Purchase Agreement (the “Release Agreement”) providing in Section 3 thereof for the final adjustment of the Aggregate Purchase Price under the Purchase Agreement. The additional Income Tax Receivables Adjustment provided for this Section 8 will be made, along with the adjustments provided for in Sections 1.5(b) and Sections 1.5(f) to 1.5(l) inclusive (as modified by Section 3 of the Release Agreement), pursuant to the final adjustment of the Aggregate Purchase Price under the Purchase Agreement. Any terms and conditions of the Purchase Agreement that are inconsistent with or contrary to the provisions of this Section 8 shall be, and they hereby are, modified and amended to the extent necessary to give full force and effect to the provisions of Section 8. However, except to the extent so amended or as expressly contemplated by the terms hereof, nothing contained herein shall effect the rights and obligations of the Parties to the Purchase Agreement, the Ancillary Agreements or any other documents or instruments delivered in connection therewith or related thereto.
     9. Counterparts; Successors and Assigns. This Assignment Agreement may be executed in several original counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. The provisions of this Assignment Agreement shall be binding upon, and shall inure to the benefit of, the respective nominees, beneficiaries, successors and assigns of the Parties and, in furtherance of the foregoing, the parties hereto acknowledge and agree that all references to Buyer, ARAM, CSRI, Payee and ION (and their respective Subsidiaries) shall be deemed to include their respective nominees, beneficiaries, successors and assigns.

     IN WITNESS WHEREOF, the undersigned have caused this Assignment Agreement to be duly executed and effective as of the date first above written.

3226509 Nova Scotia Company

By:	/s/ David L. Roland

Name:	David L. Roland
Title:	Vice President

ARAM Systems Ltd.

By:	/s/ David L. Roland

Name:	David L. Roland
Title:	Director

Canadian Seismic Rentals Inc.

By:	/s/ David L. Roland

Name:	David L. Roland
Title:	Vice President

Maison Mazel Ltd.

By:	/s/ Donald G. Chamberlain

Name:	Donald G. Chamberlain
Title:	President

ION Geophysical Corporation

By:	/s/ David L. Roland

Name:	David L. Roland
Title:	Senior Vice President and General Counsel